Exhibit 10.66

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is made and entered into by and between Mahboob U. Rahman, M.D. Ph.D. (“Employee”) and CytoDyn Inc. (“Employer”). It is intended to clearly set forth the terms and conditions of Employee’s separation from employment with Employer, and to facilitate a smooth and amicable transition from employment.

NOW, THEREFORE, in consideration of the mutual terms, conditions, promises, and covenants set forth below, it is agreed as follows:

1.Separation of Employment. Employee’s last day of employment was April 5, 2021 (the “Separation Date”). Employee has received his final paycheck for wages earned through the Separation Date and any accrued, but unused PTO, less applicable taxes and withholdings, on the next regular payroll date occurring after the Separation Date.

2.Consideration. In consideration of Employee’s acceptance of this Agreement without revocation as provided in Section 11 below, Employer will provide Employee with the following:
a.Severance. Employer agrees to pay Employee a severance equal to nine (9) months of Employee’s regular salary as of the Separation Date, less taxes and withholdings ("Severance Payment"). The Severance Payment will be paid in equal bi-weekly installments over a nine (9) month period through the Employer's normal payroll processing commencing on the next regular payroll date after this Agreement has become effective as set forth in Section 11.

b.Extended Health Insurance Benefits. Employee's group health coverage (if any) will continue until July 31, 2021 at Employer’s expense, provided Employee elects continuation coverage and completes the required continuation documentation. Additional coverage is not available under the Employer’s plan beyond this time period.

3.Return of Employer’s Property. Employee warrants and represents that he has not removed and will not remove any Employer property from its premises, servers, databases, or equipment, except and to the extent authorized by Employer in writing. Employee further warrants that he has returned all property in any form whatsoever, unaltered and undamaged, to Employer.

4.Release of Claims.
a.By Employee. With the exception of the obligations arising under this Agreement, Employee knowingly and voluntarily, unconditionally and forever, waives and releases any and all claims, damages, causes of action and rights, whether known or unknown, contingent or noncontingent, contractual or otherwise against Employer or any of its directors, officers, agents, representatives and employees, past and present, and each of their successors and assigns (collectively “Releasees”). Employee makes this commitment even though he understands that he may not, as of this date, know all of the claims he may lawfully have against the Releasees and that he is relinquishing the right to pursue any claims which he could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge and/or jury, including without limitation any claims under the Civil Rights Acts of 1964 and 1991 as amended (“Title VII”), the Washington State Law Against Discrimination (“WLAD”), the Americans with Disabilities Act (“ADA”), the Rehabilitation Act of 1973, the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the National Labor Relations Act (“NLRA”) and its Washington equivalent, the

Occupational Safety and Health Act, as amended (“OSHA”) and its Washington counterpart (“WISHA”), as amended, state and federal medical leave acts, Executive Order 11246, as amended, any and all federal civil rights statutes or ordinances, including Sections 1983 and 1981, as well as under any other federal, state, or local statute, regulation otherwise governing the employment relationship, as well as any claims arising under common law, including contract and tort claims.

This release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status under Washington law, but does not include workers’ compensation claims for injuries sustained during employment, rights to unemployment, or any other claims which by law cannot be waived in a private agreement between the parties. Employee is also not releasing any claim for indemnity he may have under any contract of insurance, corporate by-law or policy of indemnity with Employer.

b.By Employer. Employer likewise waives and releases any and all claims, damages, causes of action and rights, whether known or unknown, contingent or noncontingent, contractual or otherwise that it may have or be entitled to assert against Employee that arises out of or relates to Employee’s employment with Employer as of the Separation Date. This release does not include (a) claims asserted against Employer by third parties to the extent they are covered by available insurance, (b) any breach by Employee of the obligations set forth in this Agreement, including the continuing obligation of confidentiality, (c) claims arising out of the NDA, or (d) any claims for fraud, embezzlement or theft.

5.No Additional Compensation or Benefits. By signing below, Employee expressly affirms that he has been paid and/or has received all leave or required paid time off (paid or unpaid), compensation, wages (including overtime), bonuses, commissions, and/or benefits to which he may be entitled and that no other compensation, wages, bonuses, commissions, and/or benefits are due to him as a result of his employment with Employer, except as expressly provided in this Agreement.

6.Promise Not to Sue. Employee represents that he has not filed any claim that was released in this Agreement against any of the Releasees with any court or government agency, and that in the future, Employee will not, unless allowed by applicable law, bring a lawsuit against any Releasee based on a claim that was released in this Agreement. However, this section shall not limit Employee from filing a claim to enforce the terms of the Agreement, shall not apply to claims alleging discrimination if doing so would violate applicable law, and shall not apply to any other claim that cannot be waived by law. If any government agency brings any claim or conducts any investigation against Employer, nothing in this Agreement forbids Employee from cooperating in such proceedings, but by this Agreement, Employee waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

7.Continuing Confidentiality. Employee acknowledges and reaffirms his post-employment commitments to confidentiality as reflected in the Inventions Assignment and Non-Disclosure Agreement signed by him during employment (the “NDA”), the Nondisclosure Agreement signed by him before employment commenced and effective August 18, 2020 (the “Pre-Employment NDA”), Employer’s confidentiality policies and directives communicated to him during employment, and applicable law.

8.Mutual Non-Disparagement. Employee agrees not to make to any other party any statement (whether oral, written, electronic, anonymous, on the Internet, or otherwise) that directly or indirectly impugns the quality or integrity of Employer’s or any other Releasee’s business practices, products, or operations, or any other disparaging or derogatory remarks about Employer or any Releasee. Likewise, Employer agrees not to authorize any communication that directly or indirectly impugns Employee’s professional reputation, and to direct its officers, directors, and executives of this obligation. Notwithstanding the foregoing, this section does not prohibit either party from testifying truthfully in any proceeding, if subject to court order or subpoena.

9.Employee’s Protected Rights. Nothing in this Agreement, including Section 8 above, is intended to or shall interfere with Employee’s rights under applicable federal or state laws to: (a) file a good faith charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental agency or commission (“Government Agencies”); (b) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in good faith, including providing documents or other information, without notice to Employer; or (c) receive an award for information provided to any Government Agencies. On the other hand, by signing this Agreement, Employee waives and releases any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against Employer or any resulting civil proceeding or lawsuit that may be commenced on his behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement.

10.Non-admission of Liability. This Agreement is to be entered into on a non-precedential basis and shall not be construed in any way as an admission by Employer of any liability whatsoever against Employee or any other persons. Employer specifically disclaims any liability to, or any acts of wrongdoing against Employee or any other persons.

11.Review and Revocation Period. This Agreement was previously presented to Employee, and revised following negotiations through the parties’ respective counsel. By signing below Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the Age Discrimination in Employment Act (“ADEA”). Employee further acknowledges that he has been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act (“OWBPA”), that (a) this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advise to consult counsel and has in fact been represented by counsel and been advised by an attorney of his choosing in the negotiations and execution of this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement following his receipt of this agreement on June 1, 2021, so until 11:59 pm on June 21, 2021, or the offer of severance and other benefits contained herein is automatically revoked (although Employee may choose to voluntarily execute this Agreement at any time before June 21, 2021 and by doing so thereby waives such period of consideration); (d) Employee has seven (7) days following the execution of this Agreement to revoke the Agreement by written notice to Employer by email delivery to its General Counsel Arian Colachis by email at acolachis@cytodyn.com; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Employee, provided that he does not revoke the Agreement by delivering notice of his intent to revoke acceptance by the same message specified in (d) above prior to the expiration of the revocation period (“Effective Date”). Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

12.No Representations. Employee acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by Employer or by any of Employer’s agents, representatives, or attorneys to induce the execution of this Agreement.

13.Ownership of Claims. Employee represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein related in any way to Employer, its officers, employees, or agents. Employee further agrees to indemnify, defend, and hold harmless each and all of the Releasees against any and all claims based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any claims or any portion thereof or interest therein.

14.Enforceability and Applicable Law. Employee and Employer agree this, and the NDA, represent the entire agreement between them and supersedes any and all prior agreements or understandings with regard to the matters covered herein and can only be modified in writing, signed by both parties. Its separate provisions are binding and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

15.Knowing and Voluntary Waiver. Employee acknowledges that any questions he may have about this Agreement have been answered to Employee’s satisfaction, that he has been represented by counsel in connection with the negotiation and acceptance of this Agreement, that his waiver and release of any rights or claims he may have against Employer is knowing and voluntary, and that he has signed this Agreement freely, without coercion or duress.

16.Counterparts and Electronic Signatures. This Agreement may be executed in counterparts and each shall be deemed an original, but all of which together shall constitute a single instrument. The parties agree further that the exchange of copies of this Agreement and of signature pages by facsimile or electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic means as described herein shall be deemed to be their original signatures for all purposes.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

EMPLOYEE:EMPLOYER:

CytoDyn Inc.

/s/ Mahboob U. Rahman_________/s/ Nader Pourhassan______

Mahboob U. Rahman, M.D., Ph.D.By: Nader Pourhassan, Ph.D.

Date: 6/1/2021 Date: _6/1/2021___________